EXHIBIT  12

                                                           ROCHESTER GAS AND ELECTRIC CORPORATION

                                                 COMPUTATION OF SEC RATIO OF EARNINGS TO FIXED CHARGES

                                                                 (Thousand of Dollars)

                                            Twelve Months
                                                Ended
                                              March 31,             Year Ended December 31,
                                                         ------------------------------------------------------
                                                2002         2001       2000       1999       1998       1997
                                                ----         ----       ----       ----       ----       ----
EARNINGS
--------

Net Income - Continuing Operations              $82,336     $107,551    $95,529    $94,488    $94,138     $95,360

Add:
     Income Taxes (net),
         Continuing Operations                   40,034       53,623     59,672     63,309     61,901      61,575
                                                 ------      -------     ------     ------     ------      ------

Pretax Income                                   122,370      161,174    155,201    157,797    156,039     156,935
Fixed Charges                                    69,004       70,170     69,453     63,321     52,474      56,903

                                                -------      -------    -------    -------    -------     -------
Earnings (as defined)                          $191,374     $231,344   $224,654   $221,118   $208,513    $213,838
                                                =======      =======    =======    =======    =======     =======


FIXED CHARGES
-------------

Interest Charges on Long Term Debt                $59,179    $58,953    $56,673    $53,067    $43,306     $44,615

DOE Liability  *                                    2,927      3,978      5,548      4,177      4,305       4,204

Amortization of Debt Premium,
    Discount and Expense                            2,211      2,132      1,647      1,723      1,536       1,772

Other Interest                                      2,567      2,847      3,921      2,824      1,852       4,904

Rentals   **                                        2,120      2,260      1,664      1,530      1,475       1,408

                                                   ------     ------     ------     ------     ------       ------
Total Fixed Charges                               $69,004    $70,170    $69,453    $63,321    $52,474      $56,903
                                                   ======     ======     ======     ======     ======       ======


RATIO OF EARNINGS TO FIXED
          CHARGES (TIMES)    ***                     2.77       3.30       3.23       3.49       3.97        3.76

_________________________________________

  *  Long term liability to Federal Department of Energy for nuclear waste disposal.

 **  Rentals deemed representative of the interest factor included in rent expense.

***  Including the effect of merger costs and accelerated amortization of the Nine Mile Two plant charged to current period earnings, the ratio of earnings to fixed charges for the twelve months ended  March 31, 2002 would be 1.98x and for 2001 would be 2.46x.